Exhibit 4.18

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with the report entitled “The NI 43-101 Technical Report Mutanga Project, Located in Southern Province, Republic of Zambia” dated March 19, 2009 and (2) all other references to the undersigned company included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp.

Dated: September 17, 2013

CSA GLOBAL (UK) LTD.

By:	/s/ Malcolm Titley
Name: Malcolm Titley
Title: Director/Principal